Exhibit 10.1

Land Sales Contract

(A)	Indication of the subject matter of a sale (by way of the opening of a registry) (Article 1)

Land	Location	Parcel number	Land category	Parcel area	Equity
[●] of [●] m2
[●] of [●] m2

Total land area
Remark

(B)	Amount and date of payment of sales proceeds and security deposits

(B1)Trading value(Article 1)		￥[●]
Down payment (Article 3)	Payment upon Conclusion of Contract	￥[●]
Intermediate payment (Article 5)	[●]
Balance payment (Article 5)	Before [●]	￥[●]

(C~F)Other Contract Matters

(C) Ownership transfer, Delivery, Date of registration procedures (Article 6,7,8,15)
(D)Fiscal Year 2020← Initial Date for Calculation of Share of Public Dues (Article 12)	[●]
(E)Amount of penalty (equivalent to 10% of sales price) (Article 18)	￥[●]
(F) Amount of penalty for elimination of anti-social forces (equivalent to 20% of the sales price) (Article 17)	￥[●]

(G-1) When using a loan

Applicants for loans	Scheduled date of approval for the loan	Loan amount
[●]	Before [●]	￥[●]
[●]	Before [●]	￥[●]
[●]	Before [●]	￥[●]

Total amount of loans scheduled to be used	￥[●]
Deadline for cancellation of contract in case of unapproved loan	[●]

(G-2) (Article 18)

Date of final submission of documents required for the use of loans in the case of Buyer’s self-Financing	Before [●]

Terms and Conditions of the Land Sales Contract

Article 1:

Seller shall have the title land (A) (hereinafter referred to as the “Premises”) delivered and purchased by the Buyer by Specify purchase price.

(Object area)

Article 2:

Seller and Buyer shall designate the subject area of the Property as the captioned area(A).

(Formalities)

Article 3:

1. The Buyer shall pay to the Seller, as a security deposit(B2).

2. Indicated (B2) at the same time as the Contract is concluded. The security deposit shall be appropriated to a portion of the sale price at the time of payment of the Balance payment.

(Clear Indication of Boundaries)

Article 4:

The Seller shall, by the time of delivery of the Premises to the Buyer, clearly indicate the boundary with the neighboring land on the site.

(Time and Method of Payment of Sale Proceeds)

Article 5:

The Buyer shall pay the sales price to the Seller before the indicated due date(B3) , (B4) or pay by the deposit check.

(Timing of Transfer of Ownership)

Article 6:

Title to the Premises shall pass from the Seller to the Buyer upon payment by the Buyer of the full amount of the sale price and receipt by the Seller.

(Delivery)

Article 7:

The seller should inquire the payment and hand over the item to the buyer on the specified transaction date.

(Application for Registration of Ownership Transfer)

Article 8:

Upon receipt of the sales price, the Seller shall apply for the registration of the transfer of ownership of the subject property in order to obtain the name of the Buyer.

2.The expenses required for the procedures for the application for registration of transfer of ownership shall be borne by the Buyer. provided, however, that the Seller shall bear the costs for the registration of the change of the address and name of the registered holder of ownership required for the sale and delivery of the subject property.

(Notification of the Status of the Property)

Article 9:

The Seller shall notify the Buyer of the status of the Premises in the attached “Property Status Confirmation Form (Notice)”.

(Deletion of Burden)

Article 10:

The Seller shall, by the time of the transfer of ownership of the Premises, eliminate all encumbrances, such as mortgages, as well as the right to use the lease, and any other burdens that may impede the full exercise of ownership by the Buyer.

(Burden of Stamp Charge)

Article 11:

The revenue stamp affixed to this Agreement shall be borne by the Buyer.

(Burden of Taxes and Public Impositions)

Article 12:

1. Taxes and public charges imposed on the Premises shall be borne by the Seller for the period until the day before the Delivery Date and by the Buyer for the period from the Delivery Date.

2. The starting date for calculating the share of payment of taxes and public dues is the indicated date(D).

3. Liquidation of contributions to taxes and public charges shall be made at the time of payment of the Balance payment.

(Attribution of Revenues and Allocation of Burden Charges)

Article 13:

Apply mutatis mutandis 1 and 3 of the preceding article with respect to the attribution of revenues arising from the Premises and the contribution of various contributions.

(Cancellation of Security Deposit)

Article 14:

The Seller may cancel the Contract by actually providing the Buyer twice the amount of the security deposit already received, and the Buyer may cancel the Contract by waiving the security deposit already paid to the Seller.

2.No cancellation under the preceding paragraph shall be allowed after the other party has commenced the performance of this Agreement.

(Loss or Damage Before Delivery)

Article 15:

In the event the Premises are lost in castle and the Seller is unable to deliver the Premises prior to the delivery of the Premises due to a natural disaster or any other cause not attributable to either the Seller or the Buyer, the Buyer may refuse to pay the sales price, and the Seller or the Buyer may cancel the Contract.

2. In the event the Premises are damaged due to any of the reasons described in the preceding paragraph prior to delivery of the Premises, the Seller shall repair the Premises and deliver the same to the Buyer. In this case, even if the delivery exceeds the indicated date (C) due to the Seller’s bona fide remedial action, the Buyer may not object to the postponement of the delivery to the Seller.

3. The Seller shall terminate this Agreement if the repair set forth in the preceding paragraph is extremely difficult or excessive costs are required. The Contract may be excluded, and the Buyer may cancel the Contract if the purpose of the Contract cannot be achieved due to damage to the Premises.

4. In the event this Agreement is terminated pursuant to Paragraph 1 or the preceding paragraph, the Seller shall delay the money received without interest and must be returned to the Buyer without delay.

(Termination for Breach of Contract Excluding Non-Conformity)

Article 16:

1. If the other party fails to perform the obligations provided for in this Agreement, the seller or the buyer may cancel this Agreement after providing the performance of his/her obligations and giving a notice specifying a reasonable period.

2. In the event of the cancellation of the contract set forth in the preceding paragraph, the seller or the buyer may request the other party to pay the indicated penalty (E). provided, however, that a penalty shall not be claimed if the default of obligation is due to a cause not attributable to the counterparty in light of this contract and socially accepted standards in the course of trade.

3. Regardless of the amount of damages actually incurred, the Company shall request the other party to increase or decrease the penalty set forth in the preceding paragraph.

4. The penalty shall be paid without delay as follows:

①In the event the Buyer terminates due to the Seller’s default, the Seller shall pay to the Buyer an additional penalty to the money already received.

②If the Seller cancels due to the Buyer’s default, the Seller shall deduct the penalty from the money received. The balance after deducting shall be promptly refunded to the Buyer without interest. In such cases, if the amount of the penalty exceeds the paid amount, the buyer shall pay the difference to the seller.

5. In the event that the Buyer has obtained the registration of transfer of ownership of the subject property or has received delivery of the subject property, the Buyer shall, in exchange for the payment set forth in the preceding paragraph, complete the registration procedures for cancellation of such registration or return the subject property

6. The provisions of this Article shall not apply to the termination of a contract due to non-compliance with the contract set forth in Article 19.

(Elimination of Antisocial Forces)

Article 17:

1. The Seller and the Buyer shall respectively promise to the other party the matters listed in the following items:

① Boryokudan, organized crime group-related enterprises, general assembly halls, persons equivalent thereto, or members thereof

(hereinafter collectively referred to as “anti-social forces”)

② Its officer (meaning a member, director, executive officer, or any other person equivalent thereto who executes the business) is not a anti-social forces.

③ The juridical person shall not allow anti-social forces to use its name and conclude this contract.

④ Before the termination of the delivery of the Premises and the payment in full of the sale price, shall not use a third party to carry out the following acts in connection with this Agreement:

A:An act of using a compressive speech or behavior or violence against the other party.

B:An act of obstructing the business of the counterparty or damaging the credibility of the counterparty by fraudulent means or force.

2. In cases where either the seller or the buyer falls under any of the following items, the other party to the same shall be any He/she may cancel this contract without requiring any notice.

A: Where it is found that a report in violation of the commitment set forth in ① or ② of the preceding paragraph has been filed.

B: In cases where it has been found that a contract has been made against the commitment set forth in paragraph ③ of the preceding paragraph.

C: When he/she has committed an act in violation of the promises set forth in ④ of the preceding paragraph.

3. The Buyer carries out the Property in an office or other activity of an anti- social force against the Seller by himself/herself or by acting as a third party. Promise not to make it available to the base.

4. To this Agreement without requiring any notice and may cancel in the event that the buyer commits any act in contravention of the preceding paragraph.

5.When the contract is terminated in accordance with Article 2 or its treaty, the provisions of Article 16, Paragraph 4 are not required, and the defaulter shall pay liquidated damages (F) (20% of the sales amount), which shall be paid in accordance with Article 16 Paragraph 2.

6.In the event that this Agreement is cancelled pursuant to the provisions of Paragraph 2 or 4, the cancelled party shall not make any claim against the other party for damages arising from such cancellation.

(Use of Loans)

Article 18:

1. The Buyer shall, promptly after the conclusion of the Contract, arrange the necessary documents for the indicated loan (G-1) and complete the application procedures therefor.

2. To all or part of the loan mentioned in the preceding paragraph by the deadline for cancellation of the contract (G-1) in the case where the indicated loan has not been approved. This sales contract shall be automatically terminated when the approval cannot be obtained or when the indicated deadline for cancellation of the contract (G-1) has elapsed during the examination by the financial institution.

3. In the event this Agreement is terminated pursuant to the preceding paragraph, the Seller must return the monies received to the Buyer without interest and without delay.

4. In the case of the Buyer Seller Loan, the Buyer shall provide the necessary documents for the use of the loan to the financial institution by (G-2).

He/she shall submit the documents to the Seller and submit a copy of the documents to be submitted to the Seller. Purchaser’s Necessary Procedures Termination of the Contract in the case of an unapproved loan after the expiration of the deadline for submission and the Seller giving the necessary notice.

5. In the event the Buyer fails to take the necessary procedures and the deadline for submission expires, and the Seller does not approve the loan after giving the necessary reminder, the deadline for cancellation of the contract (G-1) expires, or in the event the whole or a part of the loan cannot be approved as a result of deliberately submitting a fraudulent certificate, etc., the provisions of paragraph 2 shall not apply.

(Liability for Non-Conformity)

Article 19:

1. The delivered Premises do not conform to the contents of this Agreement with respect to the type or quality of the Premises.

(hereinafter referred to as “Non-Conformity”) may request the Seller to repair the Premises. In this case, the seller or the buyer may make an offer to the other party for consultation on the method of repair.

2. If the delivered Premises are not in conformity with the Contract, the Buyer may claim damages from the Seller in lieu of, or in addition to, the repair, unless the non-conformity is due to reasons not attributable to the Seller in light of this Contract and socially accepted standards of trade.

3. In the event of a non-conformity to the Contract in the delivered Premises, the Buyer may cancel the Contract after notifying the Seller of the repair of the Premises for a reasonable period of time, unless the non-conformity to the Contract is minor in light of this Contract and the socially accepted business conventions.

4. In cases where the Buyer has rescinded this Contract pursuant to the preceding paragraph and the Buyer suffers damages, the Buyer may claim damages from the Seller, except in cases where the nonconformity is due to reasons not attributable to the Seller in light of this Contract and the socially accepted business conventions. In this case, the provision of the indicated penalty (E) shall not apply.

5. If the delivered Premises are not in conformity with the Contract, the Buyer may demand that the Seller repair the Premises for a reasonable period of time and demand a reduction in the purchase money in accordance with the degree of non-conformity to the Contract, without claiming damages or terminating the Contract.

6. The Buyer shall not be entitled to exercise the rights set forth in this Clause if the Seller has not been notified of any non-conformity in the Premises two years after delivery of the Premises.

(Succession of the Regulations)

Article 20:

The Seller shall cause the Buyer to succeed to the Seller’s rights and obligations under the Seller’s Rules and Regulations established for the necessity of maintaining or managing the environment, and the Buyer shall succeed to such rights and obligations.

(Matters for Consultation)

Article 21:

Any matters not stipulated in this Agreement or any doubtful point arising from the interpretation of this Agreement shall be negotiated and determined in good faith by the Seller and the Buyer in accordance with the Civil Code and other relevant laws and regulations as well as real estate transaction practices.

(Agreed Jurisdiction)

Article 22:

The jurisdictional court of the location of the Property shall be the jurisdictional court for litigation, mediation and any other disputes relating to this Agreement.

(Special Provisions)

Article 23:

The provisions of the Special Clause shall be as stated.

Special Matters: Regulations

• Ownership of the Premises has not been transferred to the Seller. Should it be determined that ownership cannot be transferred, this Agreement shall be terminated blank and the Seller shall return the money already received to the Buyer.

• This Agreement is integral to the Construction Contract on the Land of the Premises where the Seller is the Contractor and the Buyer is the Purchaser, and in the event either of the Contracts is terminated, the other Contract shall be terminated unconditionally, and the Seller and the Broker shall return the money already received to the Buyer without interest.

• The registration procedure for this property shall be designated by the seller as a justice and land house field investigator, and the cost of registration (labeling, storage, transfer, and setting) for this property shall be borne by the purchaser. Note that when a building is registered, there may be differences between the indicated area and the above- mentioned area of construction depending on the real estate registration method.

• The procedures for registration of the Premises shall be a judicial scrivener designated by the Seller.

• In case of termination of this Agreement, the Buyer shall deliver in advance a “Memorandum of Understanding on Documentary Deposit” to the Seller-designated judicial scrivener to cancel the registration of the description of the building in the Buyer’s name.

• The revenue stamp affixed to this Agreement shall be borne by the Buyer who owns the original.

• In the event all or part of the sales proceeds (including security deposits) and other expenses for the acquisition of the Purchased Property are paid by bank transfer, the receipt shall be a copy of the transfer. The transfer fee shall be borne by the Buyer.

• Fire insurance for the Building shall be covered by the vendor designated by the Seller.

• If this property is found to be a radio interference area, it is necessary to use a public listening cable, etc. In this case, the expenses (equipment, new subscription fee, monthly receiver’s fee, etc.) related to this case shall be borne by the Buyer.

• When concluding the sales contract, the seller will dismantle the building if there is a secondhand house on the Premises. However, in the event that it takes time to dispose of the unused land such as the weather cause at the time of dismantling of the Furuya, the matters requiring more than expected time for dismantling the Furuya, and the disposal of underground buried objects, etc., and the delivery of the land is delayed, the seller shall notify the Buyer of the number of days equivalent to the delay based on such delay, etc., and the delivery of the land may be extended. The Seller and the Buyer agree that no monetary or other penalty for such delay will arise.

• When the sales contract is concluded, if there is a sewn house on the Premises, the Seller will dismantle it, but the piles and piles of piles with improved piles and supporting steel pipes pertaining to the existing buildings in the ground, and in the event that a pile such as concrete pul is found, the Buyer shall agree that the Seller shall cut the pile at a depth of 2m from the ground and deliver it to the Buyer.

• The type of car to be parked in the garage space of the Premises shall be at the discretion of the Buyer. In addition, the use may be restricted due to road conditions up to the Property, and it may be necessary to turn the property back and forth several times when entering or leaving the Property.

• You acknowledge the status and delivery of the building surrounding this property after checking the surrounding building, such as Kasumi poles, electric wires and fences, and the surrounding environment.

In the event that a transboundary building (building, fence, trees, electric wires, buried pipes, masu, etc. used by third parties in the main ground) is discovered from the adjacent land, the Death Master shall endeavor to eliminate the case or to obtain a memorandum of understanding for future removal, but the Buyer acknowledges that such case may not be possible. In addition, if there are trees in the neighboring land, the Buyer shall deal with crossing the border of branches and leaves after delivery of the building.

• We do not plan to install boundary walls with other areas in this land for sale. In principle, the Buyer shall install the boundary fence on the premises of the Buyer and shall not cross the border with the adjacent land including the foundation. If you wish to have a common wall on the border, you will need to consult with the owner of the neighboring land.

• Depending on the location of the building in the Premises for sale, the owner of the Premises in the Premises shall mutually understand and approve the establishment of a single passage, business, scaffold, etc. on the Premises by the worker and other related persons at the time of maintenance of the Building in the future. The same shall apply to urgent matters (gas-related personnel, water supply, sewage, electricity, etc.).

• Article 234 of the Civil Code requires that the distance from the wall surface of the building to the boundary line of the neighboring land be 50 cm or more. However, the said law shall not apply to each other between the sections of the project site. The Buyer shall acknowledge in advance that the installation and express of the boundary markers stipulated in this Agreement may occur at the time of delivery of the building due to the construction contract work stipulated in the terms and conditions of this Agreement.

• The Buyer shall acknowledge that in the event of the construction of the Building on the Premises, any poles or posts related to the Electric Telephone Line are newly installed and moved on the Ground or the Ground Road, the Buyer shall acknowledge the same. The Buyer shall also accept the garbage storage area.

Special Matters: Regulations

• The Contract shall be concluded after having fully understood the living environment and the neighborhood in the Premises. The area surrounding the Property is owned by a third party.

Therefore, buildings may be constructed (or expanded or reconstructed) in the future. The method of use of the Third Party Owned Land will be determined by the landowner.

If a building is constructed on the land, the surrounding environment, landscape, sunshine, view, wind direction, etc. may be affected.

• ”Restrictions based on laws and regulations” are the content at the time of explanation of important matters. In the future, due to revision of the City Planning Law, Building Standards Law, and other related laws and regulations, as well as the status of road planning and neighboring residents, restrictions on the use of the Property are added or relaxed, and it may not be possible to construct a building of the same size as the Building Plan at the time of reconstruction.

• In the event there is an undistributed block in the condominium sales area, the Buyer shall agree that there may be a change in the parcel area, a change in the plan, a change in the building plan, or a change in the price depending on the subsequent economic conditions, market trends, or the circumstances of the Seller. Note, however, that the settlement of the sale price associated therewith shall not be made.

• Fixed assets tax and city planning tax on the Premises shall be calculated and settled based on the latest evaluation certificate. However, if the amount of the base tax for calculating the land fixed assets tax and city planning tax has not been determined, the amount shall be settled based on the amount of tax for the previous fiscal year. In the case before the subdivision of the Premises, the amount shall be based on the amount calculated by prorating the land area for sale for the Premises (including the setback portion in the case where the valuation certificate for the previous fiscal year includes the setback portion) and the land area for the Premises.

When applying for a loan indicated on the face, the profane buyer and the buyer confirmed that if the loan is denied or reduced due to a false or false application and the performance of this contract becomes impossible, there is no special provision on the use of a loan guest.

• Since the Building is scheduled to be built one by one in the subdivision area, construction work may be carried out in other areas even after the delivery of the Property. At this time, construction workers(Month)

Be aware of the possibility of noise, vibration, odor, dust, etc. due to the situation.

• In the event the Seller delays the Delivery Date due to an unavoidable reason not attributable to the Seller, the Seller shall notify the Buyer of the reason for the delay and the delivery date and may postpone such date after due consultation with the Buyer. In the event of a delay in delivery, the Buyer shall not claim any significance such as a reduction in money from the Seller.

• Depending on the planning status of each area, there may be a difference in height between the housing ground and the neighboring land. In doing so, the Company shall approve in advance that the earth shall be retained on the upper side of the cabinet.

• We acknowledge in advance that, after the delivery of the Land of the Premises, construction work may be carried out on the Premises in other blocks, and the construction vehicles may be carried in and materials may be temporarily placed on the Premises.

• In the event of any increase or decrease in the area of the Site after the completion of the final survey of the Site, such increase or decrease shall be allocated equally to the respective zones.

In this case, it is acceptable that there will be a difference of about 0.01m each according to the provisions of the Real Property Registration Law.

• According to the Shibuya Area Map Information System, this subdivision is not a flood forecast area, but in the event of a heavy rain on June 29, 2014, the west side is approximately 50m and the north side is approximately.

There is a record of road flooding at 100 m.

• The Ministry of Land, Infrastructure, Transport and Tourism is aiming to strengthen the functions of Haneda Airport (increase international flights) based on the judgment that the airport in the Tokyo metropolitan area is necessary for strengthening international cooperation and the hosting of the 2020 Olympic and Paralympic Games Tokyo. To this end, the Ministry will utilize inland airspace within Tokyo as a measure to achieve this.

On March 29, 2020, we launched a new flight route to increase the number of arrivals and departures on international routes by one thousand for nine 30000 years. According to the “New Flight Route in the Southern Wind Over Shibuya Ward” (Appendix), the flight routes and operation hours in the vicinity of the overhead of this property shall be as follows according to the Ministry of Land, Infrastructure, Transport and Tourism.

◆ Operating hours: 15:00 to 19:00 (Since the switching time is included, the actual 3-hour interstitial time is used.)

◆ Altitude: about 3000 (about 900m) to about 4000 (about 1200 ml)

Aircraft noise 60 (~80 dB) is generated as the gradual flight route is operated. Due to the recent epidemic of the new corns, the number of flights arriving and departing at Haneda Airport has decreased from March 2020 to the present time, and noise and vibration may increase as the number of flights at Haneda Airport recovers.

Hereinafter the margin

The following Seller and the following Buyer shall enter into a sales contract for the subject property, and in witness whereof, the Seller and the Buyer shall execute a contract in duplicate, and the Seller and the Buyer shall, after signing and affixing their seals, retain a copy thereof.

[DATE]

<Seller>

License Number: Minister of MLIT(2) No. 8801

Address: 6F, MFPR Shibuya Nanpeidai Building 16-11,Nampeidai-cho,Shibuya- ku, Tokyo, 150-0036, Japan

Merchant Code: Lead Real Estate Co., Ltd

Representative Director: Eiji Nagahara

TEL: []

FAX: []

Building Lots and Buildings Dealer (Registration No.):Tokyo No.178360

Tetsuya Kato

<Buyer>

Address:

Name:

Address:

Name:

This Agreement concurrently serves as the document stipulated in Article 37 of the Building Lots and Buildings Transaction Business Law.

License Number: [●]

Address: [●]

Company name: [●]

Representative Director: [●]

TEL: [●]